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                                                                 Exhibit (p) (3)

                       CONNING ASSET MANAGEMENT COMPANY
                                CODE OF ETHICS

Code of Ethics; Employee Security Transactions
----------------------------------------------

Conning Asset Management Company (CAM) has adopted a Code of Ethics to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest. The Code of Ethics establishes reporting requirements and preventative procedures pursuant to the provisions of Rule 204-2 of the Advisers Act and Rule 17j-1(b)(1) under the Investment Company Act.

     Definitions. The following definitions are applicable to terms used in CAM's Code of Ethics:

          (a) "Access Person" means any director, officer or Advisory Person of CAM.

          (b) "Advisory Person" means any employee of CAM who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by CAM's advisory clients or whose functions relate to any recommendations with respect to such purchases or sales.

          (c) "Investment Personnel" means an employee of CAM who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities of an advisory client (i.e. portfolio managers, securities analysts and traders).

          (d) "Portfolio Manager" means any person or persons with the direct responsibility and authority to make investment decisions affection an advisory client's portfolio.

     Questions regarding your classification should be directed to the Compliance Officer.

          (e) "Beneficial Ownership" of a security means any security in which you, your spouse, your dependent children, or any person that shares your household has voting or investment power over that security.

          (f) "Compliance Officer" means the individual(s) designated by CAM with the primary responsibility for monitoring compliance with applicable laws, regulations, and requirements promulgated by self regulatory organizations.

          (g) "Covered Security" means all securities as defined in section 2(a)(36) of the Investment Company Act of 1940 excluding direct obligations of the United States Government, banker's acceptances bank certificates of deposit, commercial paper, repurchase agreements, and shares issued by open-end investment companies.

          (h) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration was not subject to the reporting requirements of the Securities Exchange Act of 1934.

          (i) "Personal Securities Account" means any securities account maintained with a bank, broker or dealer in which you have a beneficial or controlling interest (such as a family account) or where you exercise investment discretion over the account or provide investment advice with respect to that account.

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     General Principles. In conducting personal investment activities, each employee shall adhere to the highest ethical standards and shall at all times:

          (a) place the interests of CAM's advisory clients before his or her personal interests;

          (b) conduct all personal securities transactions in a manner consistent with this Code of Ethics, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility;

          (c) not take any inappropriate advantage of his or her position with or on behalf of CAM's advisory clients.

     Restrictions on Personal Investment Activities. The following rules govern the personal securities transactions of Access Persons, Advisory Persons and Investment Personnel as applicable:


          Personal Trading Information
          ----------------------------

          . No later than 10 days after becoming an Access Person, all Access Persons must complete an "Initial Holdings Report" obtained from the Compliance Officer. The "Initial Holdings Report" must include (i) the title, number of shares and principal amount of each Covered Security Beneficially Owned by the Acess Person,
               (ii) all Personal Securities Accounts of the Access Person and
               (iii) the date the "Initial Holdings Report" is submitted by the Access Person.

          . Duplicate confirmations and statements of Access Persons' Personal Securities Accounts that hold or are used to transact Covered Securities must be sent directly to the Compliance Department by the bank, broker or dealer on a timely basis.

          . On a quarterly basis, Access Persons will be requested to review the completeness and accuracy of (i) Personal Securities Account information and (ii) Covered Securities held or transacted outside of a Personal Securities Account as reported to the Compliance Officer. The Access Person must provide any additions, deletions or changes to such information to the Compliance Officer by no later than 10 days after the end of the calendar quarter.

          . On at least an annual basis, Access Persons will be requested to sign a statement confirming the completeness and accuracy of all information reported through the above procedures.

          . A person need not report information in accordance with the above procedures with respect to transactions effected for, and Covered Securities held in, any account over which the person does not have direct or indirect influence or control.

          . All trading and holdings information will be reviewed under the direction of the Compliance Officer and will be compared against Conning & Company's Restricted List. The Compliance Officer maintains the names of individuals responsible for reviewing trading and holdings information.

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     Pre-Clearance of Trades.
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     Personal transactions by any Access Person in the following securities must be approved by the Compliance Officer prior to execution:

     . securities of companies in the insurance, insurance related, and HMO industries;

     . securities of investment companies affiliated with CAM (excluding the purchase of a variable insurance contract or annuity which is invested in a registered separate account);

     .    securities offered in a private placement; and

     .    securities issued by any of CAM's advisory clients.

     Investment Personnel of any of CAM's investment company clients registered under the Investment Company Act of 1940 must obtain approval from the Compliance Officer before directly or indirectly acquiring beneficial ownership in:

     .    any securities in an Initial Public Offering (IPO); and

     . any securities offered in a limited offering such as a private placement exempt from registration as well as offerings that are not public.

     . The Compliance Officer will review all proposed investments on a case-by-case basis. In deciding whether to approve an investment, the Compliance Officer will consider potential conflicts that may cause CAM or its Investment Personnel to violate their fiduciary obligations to CAM's advisory clients. The Compliance Officer will retain a record of any approvals of direct or indirect acquisition by Investment Personnel of a beneficial interest in securities in an IPO or limited offering.

     Error! Bookmark not defined. Other Personal Investment Restrictions.
                                  ---------------------------------------

     From time to time, Access Persons may be prohibited from trading other securities in which they have positions due to potential conflict of interest situations.

     An approval received from the Compliance Officer is valid only on the day on which it was issued.

     If, for its advisory client, CAM decides to purchase securities of an issuer, the securities of which have been previously acquired by a Portfolio Manager, the decision to purchase the securities for the advisory client is subject to an independent review by an Advisory Person with no personal interest in the issuer.

     Personal transactions in securities issued by Conning Corporation shall be governed by the "Insider Trading and Reporting Policy of Conning Corporation"-- a copy is included in the "Appendix" of CAM's Compliance Manual).

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          Error! Bookmark not defined. Blackout Periods
                                       ----------------

          . An Access Person who knows that an actively-managed CAM advisory client has traded in a Covered Security, has a pending "buy" or "sell" order for a Covered Security, or intends to trade in or place an order to "buy" or "sell" a Covered Security, shall not Transact in that Covered Security during the Restricted Period.


                        *******************************

               For purposes of this blackout policy, the phrase:

          . "actively managed CAM advisory client" means an account or portfolio over which CAM has investment discretion and excludes accounts that are managed pursuant to a passive investment formula (e.g., index funds).

          . "business day" means any day on which the national securities markets are open for trading.

          . "Restricted Period" means the day of and five (5) business days before and after the day of a trade, entry of an order to "buy" or "sell" the Covered Security on behalf of the client, or the date on which an Access Person intends to engage in such transactions on behalf of a CAM client.

          . "Transact" in a Covered Security means a transaction in which the Access Person acquires or divests (i) any direct or indirect Beneficial Ownership of the Covered Security, (ii) any position covering a long or short-sale of the Covered Security, or (iii) any derivative of the Covered Security such as an option to purchase or sell such security or any security that is exchangeable for or convertible into such security.

          Error! Bookmark not defined. Exemptions. The above restrictions and
                                       -----------
     procedures do not apply to:

          . transactions effected in personal accounts in which the only security holdings are mutual funds;

          . transactions effected in accounts in which an outside investment manager has full discretion and the Access Person cannot participate in or be informed about investment decisions until after the transactions are effected;

          . transactions that are non-volitional on the part of the Access Person or CAM client, such as mergers, recapitalizations, and automatic dividend reinvestment plans; and

          . transactions that are effected upon the exercise of rights issued by an issuer on a pro-rata basis to all holders of a class of securities.

     In all cases, CAM reserves the right to reverse or cancel for cause any
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trade at the individual's expense without prior notification to the individual.
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